UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 18, 2007

Tengasco, Inc.(Exact
Name of Registrant as specified in its charter)

Commission File Number 1-15555

   Tennessee                                                                                                                            87-0267438

(State or other jurisdiction of                                                                (I.R.S. Employer Identification No.)
incorporation or organization)

          10215 Technology Drive N.W., Suite 301, Knoxville, Tennessee 37932

(Address of Principal Executive Office

(865) 675-1554 (Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425) [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12) [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)) [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Item 5.02 Departure of Directors or Principal Officers; Election of Directors;Appointment
of Principal Officers

        On December 18, 2007, the Company entered into a two-year employment agreement with Charles Patrick McInturf pursuant to which Mr. McInturf will serve as Vice-President of the Company. Mr. McInturf will receive a salary of $185,000 per annum and will be eligible to receive a bonus based on his performance and the performance of the Company’s business as determined by the Compensation Committee of the Board of Directors, although no such bonus is guaranteed. Mr. McInturf will also be eligible to receive grants of stock options and as inducement to enter into the employment agreement with the Company, on December 18, 2007 he was granted an initial option to purchase 400,000 shares of the Company’s common stock at a price of $0.54 per share which was the closing price of the Company’s common stock as listed on the American Stock Exchange on the date the option was granted. The term of the option granted was for a period of five years with one-fifth of the option vesting immediately and the remainder vesting in equal increments over four years. During the term of the employment agreement Mr. McInturf shall have the right to participate in all employee benefit plans of the Company in effect and generally available to all similarly situated employees including, but not limited to, any health, hospitalization and other group insurance plans.

    Mr.        McInturff received a Bachelor of Science Degree in Civil Engineering from Texas A&M University in 1975. He is a Registered Professional Engineer in Texas and a member of the Society of Petroleum Engineers. Before joining the Company he was Vice President of Operations of Capco Offshore, Inc. and related companies in Houston from October 2006 until December 2007 responsible for managing and supervising offshore operations and workovers and identification and evaluation of drilling and workover candidates. From 1991 to 2006, he was employed by Ryder Scott Company in Houston performing reservoir studies including determination of oil, gas, condensate and plant product reserves, enhanced recovery and oil and gas property appraisal. For most of the period 1978 to 1991, he worked in various petroleum engineering positions at Union Texas Petroleum Corp. in Midland and Houston, Texas, and Karachi, Pakistan and was responsible for surveillance and engineering on primary and secondary recovery projects as well as design and field supervision of workovers, pressure-transient tests and completions both onshore and offshore. During that time period he also worked for Global Natural Resources from 1983 to1986 as senior operations engineer responsible for all engineering activities. From 1981 to 1983 he was employed by Belco Petroleum performing reservoir engineering duties including field studies, economic evaluation, reserves estimation, and initiating major field studies on waterflood projects in southwestern Wyoming and west Texas. Mr. McInturff was employed by Exxon Co. USA from 1975 to 1978 primarily with the reservoir engineering group in Midland, Texas performing drilling engineering duties including cost estimation, AFE preparation, drilling programs and field supervision. He was responsible for the surveillance of fifteen Permian Basin oil and gas fields in west Texas using both primary and secondary recovery techniques.

Item 8.01 Other Matters

        On December 18, 2007, the Company also entered into a Management Agreement with Hoactzin Partners, L.P. (“Hoactzin”). Peter E. Salas, the Chairman of the Board of Directors of the Company and the sole shareholder and controlling person of Dolphin Management, Inc., the general partner of Dolphin Offshore Partner, L.P., which is the Company’s largest shareholder, is the controlling person of Hoactzin. Pursuant to the Management Agreement with Hoactzin, Mr. McInturff’s duties while he is employed as Vice-President of the Company will include the management on behalf of Hoactzin of its working interests in certain oil and gas properties owned by Hoactzin and located in the onshore Texas Gulf Coast, and offshore Texas and offshore Louisiana. As consideration for the Company entering into the Management Agreement, Hoactzin has agreed that it will be responsible to reimburse the Company for the payment of one-half of Mr. McInturff’s salary, as well as certain other benefits he receives during his employment by the Company. In further consideration for the Company’s agreement to enter into the Management Agreement, Hoactzin has granted to the Company an option to participate in up to a 15% working interest on a dollar for dollar cost basis in any new drilling or workover activities undertaken on Hoactzin’s managed properties during the term of the Management Agreement. The term of the Management Agreement is the earlier of the date Hoactzin sells its interests in its managed properties or 5 years. The Management Agreement was approved by the Audit Committee of the Company’s Board of Directors and in accordance with the Company’s related party transaction policy.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1 Employment Agreement between the Company and Charles Patrick McIntuf dated December 18, 2007. 99.1 Press Release dated December 26, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: December 26, 2007

Tengasco, Inc.

By: s/Jeffrey R. Bailey
Jeffrey R. Bailey,
Chief Executive Officer